                                                                     EXHIBIT 2.1

                        PLAN OF REORGANIZATION AND MERGER

         THIS PLAN OF REORGANIZATION AND MERGER (this "Agreement") is made and entered into effective as of the 16th day of December, 2003, by and among MAINSOURCE FINANCIAL GROUP, INC. ("MainSource"), PEOPLES HOLDINGS, INC. ("Merger Corp") and PEOPLES FINANCIAL CORP. ("Peoples").

                                   WITNESSETH:

         WHEREAS, MainSource is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), with its principal office located in Greensburg, Decatur County, Indiana; and

         WHEREAS, Merger Corp is an Indiana corporation with its principal office located in Greensburg, Decatur County, Indiana and is a wholly-owned subsidiary of MainSource; and

         WHEREAS, Peoples is an Indiana corporation registered as a bank holding company under the BHC Act, with its principal office located in Linton, Greene County, Indiana, and is the sole owner of Peoples Trust Company (the "Bank"), which is an Indiana state banking institution organized and existing under the laws of the State of Indiana; and

         WHEREAS, it is the desire of MainSource and Peoples to affiliate through an integrated plan of reorganization whereby Merger Corp will be merged with and into Peoples with Peoples surviving (the "Merger"), and immediately thereafter Peoples will be merged up and into MainSource with MainSource surviving (the "Upstream Merger"); and

         WHEREAS, the parties hereto intend that the integrated plan of reorganization in which the Merger will be immediately followed by the Upstream Merger constitute a single statutory merger of Peoples into MainSource that qualifies as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and as recently illustrated and discussed in Rev. Rul. 2001-46, 2001-42 I.R.B. 321, T.D. 9071 and Regulations Section 1.338(h)(10)-1T(e), Example 11; and

         WHEREAS, a majority of the entire Board of Directors of each of MainSource, Merger Corp and Peoples have approved this Agreement, authorized its execution and designated this Agreement an integrated plan of reorganization and a plan of merger.

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MainSource, Merger Corp and Peoples hereby make this Agreement and prescribe the terms and conditions of the affiliation of MainSource and Peoples and the mode of carrying such Merger into effect as follows:



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



                                    SECTION 1

                                   THE MERGER

         1.01. General Description.

          (a) Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 10 hereof), the Merger Corp shall be merged with and into, and under the Articles of Incorporation of, Peoples (previously defined as the "Merger"). Peoples shall survive the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended (the "IBCL"). All of the issued and outstanding shares of common stock of Merger Corp shall be converted into 10 shares of Peoples Common Stock (as defined in Section 4.03 hereof). Such shares of Peoples Common Stock shall not be subject to the provisions of Section 2 hereof.

          (b) Upstream Merger. Upon the terms and subject to the conditions of the agreement attached hereto as Exhibit A, immediately after the Effective Time, Peoples shall be merged up and into, and under the Articles of Incorporation of, MainSource (previously defined as the "Upstream Merger"). Upon consummation of the Upstream Merger, the Bank shall continue to be a wholly-owned subsidiary of MainSource.

         1.02. Name, Officers, Directors and Management. The name of the Surviving Corporation shall be "Peoples Financial Corp." Its principal office shall be located at 2253 East State Road 54, Linton, Indiana 47411. The officers of Merger Corp serving at the Effective Time shall serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of Merger Corp as of the Effective Time shall serve as the directors of the Surviving Corporation, until such time as their successors have been duly elected and have been qualified or until their earlier resignation, death or removal from office.

         1.03. Capital Structure. The capital of the Surviving Corporation shall be not less than the capital of Peoples immediately prior to the Effective Time.

         1.04. Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of Peoples in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

         1.05. Effect of the Merger. The effect of the Merger, at the Effective Time, shall be as set forth in Indiana Code Section 23-1-40-6, as amended.

         1.06. Tax-Free Reorganization. The parties hereto intend that the integrated plan of reorganization in which the Acquisition Merger will be immediately followed by the Upstream Merger constitutes a single statutory merger of Peoples into MainSource that qualifies as a tax-free reorganization under Section 368(a)(1)(A) of the Code, and as recently illustrated and discussed in Rev. Rul. 2001-46, 2001-42 I.R.B. 321, T.D. 9071 and Regulations
Section 1.338(h)(10)-1T(e), Example 11. All parties agree to cooperate and to take such actions as may be reasonably necessary to assure such results.

         1.07. Assets and Liabilities. At the Effective Time, the title to all assets, real estate and other property owned by Merger Corp shall vest in Peoples without reversion or impairment. At the Effective Time, all liabilities of Merger Corp shall be assumed by Peoples.

         1.08. Additional Actions. If at any time after the Effective Time, MainSource shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Peoples or the Bank, or (b) otherwise carry out the purposes of this Agreement, Peoples and the Bank and their respective officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry on the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Peoples or the Bank or otherwise to take any and all such action.

                                    SECTION 2

                      MANNER AND BASIS OF EXCHANGE OF STOCK

         2.01. Merger Consideration.

          (a) Upon and by virtue of the Merger becoming effective at the Effective Time, each issued and outstanding share of Peoples Common Stock, other than dissenting shares, shall be converted into the right to receive in accordance with Section 2.04:

                  (i) An amount of cash equal to $67.6168 (the "Cash Consideration"), or

                  (ii) Such number of shares of common stock of MainSource ("MainSource Common Stock") equal to the quotient (the "Exchange Ratio") arrived at by dividing:

                           A.       the Cash Consideration, by

                           B. $29.00 (the "Price Per Share"), subject to adjustment, if any, pursuant to the provisions of Sections 2.01(b), 2.02, and
                                    2.03 hereof (the "Stock Consideration").

                  The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

          (b) All Stock Consideration shall be newly-issued shares of common stock of MainSource, issued to the shareholders of Peoples pursuant to the plan of reorganization in accordance with the provisions of Treasury Regulation Section 1.1032-2(b).

         2.02. No Fractional Shares. Certificates for fractional shares of MainSource Common Stock shall not be issued for fractional interests resulting from application of the Stock Consideration. Each shareholder of Peoples who would otherwise have been entitled to a fraction of a share of MainSource Common Stock (after taking into account all shares of Peoples Common Stock owned by such shareholder of Peoples ) shall be paid in cash following the Effective Time, as provided in Section 2.05 hereof, an amount equal to such fraction multiplied by the Price Per Share.

         2.03. Recapitalization. If, between the date of this Agreement and the Effective Time, the record date occurs (or, if no record date is established, the date of the event or transaction occurs) for the distribution or issuance by MainSource of a stock dividend with respect to shares of MainSource Common Stock, or a combination, subdivision, reclassification, or split of issued and outstanding shares of MainSource Common Stock, such that the number of issued and outstanding shares of MainSource Common Stock is increased or decreased, then the Stock Consideration and the Price Per Share shall be adjusted so the shareholders shall receive, in the aggregate, such number of shares of MainSource Common Stock representing the same percentage of outstanding shares of MainSource Common Stock at the Effective Time as would have been represented by the number of shares of MainSource Common Stock the shareholders of Peoples would have received if any of the foregoing actions had not occurred.

         2.04. Election and Proration Procedures.

          (a) An election form and letter of transmittal (the "Election Form") shall be mailed to each record holder of Peoples Common Stock along with the proxy materials for the special shareholders' meeting at which the Merger will be submitted to a vote of Peoples shareholders. The shareholders of Peoples entitled to receive the Election Form shall be those shareholders of record as of the record date fixed for the special shareholders' meeting at which the Merger will be submitted to a vote of Peoples shareholders (the "Special Record Date"). Peoples and MainSource shall also establish a deadline for receipt of such Election Forms (the "Election Deadline"), which deadline shall be the close of business on the date of the special meeting at which the Merger will be submitted to a vote of Peoples shareholders. The Election Forms Peoples shall provide to MainSource all information reasonably necessary for it to perform its obligations as specified herein.

          (b) Each Election Form shall entitle the holder of shares of Peoples Common Stock to:

                  (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election");

                  (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election");

                  (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"); or

                  (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election").

                  Shares of Peoples Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of Peoples Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of Peoples Common Stock as to which no election has been made are referred to herein as "Non-Election Shares." The aggregate number of Stock Election Shares and Non-Election Shares are referred to herein as the "Stock Election Number."

          (c) An election shall be duly made by completing the Election Form and any other required documents in accordance with the instructions set forth therein and delivering them to MainSource before 5:00 p.m., E.S.T., on the Election Deadline. An election shall have been properly made only if MainSource shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates therefore representing Peoples Common Stock ("Certificates") (or customary affidavits and, if required by MainSource pursuant to Section 2.05(g), a bond as indemnity against any claim that may be made with respect to such Certificates or the guaranteed delivery of such Certificates) representing all shares of Peoples Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Subject to the terms of this Agreement and of the Election Form, MainSource shall have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of MainSource regarding such matters shall be binding and conclusive.

          (d) Notwithstanding any other provision contained in this Agreement, at least sixty-five percent (65%) of the total number of shares of Peoples Common Stock outstanding at the Effective Time (the "Stock Conversion Number") shall be converted into the Stock Consideration and the remaining outstanding shares of Peoples Common Stock (excluding dissenters' shares) shall be converted into the Cash Consideration; provided, however, that for federal income tax purposes, it is intended that the Merger and the Upstream Merger immediately following will qualify as an integrated plan of reorganization under the provisions of Section 368(a)(1)(A) of the Code and, notwithstanding anything to the contrary contained herein, in order that the aforementioned integrated plan of reorganization will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
                  Section 368(a)(1)(A) of the Code, MainSource shall increase the number of shares of Peoples Common Stock that will be converted into Stock Consideration and reduce the number of shares of Peoples Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent at least fifty percent (50%) of the value of the total of the aggregate Merger Consideration plus any amounts treated as merger consideration for federal income tax purposes, including any distributions by Peoples pursuant to Section 6.03(a)(iii).

          (e) Within five (5) business days after the Effective Time, MainSource shall effect the allocation among holders of Peoples Common Stock of rights to receive the Cash Consideration and the Stock Consideration and to distribute such consideration as follows:

                  (i) if the Stock Election Number equals or exceeds the Stock Conversion Number, then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and (B) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration;

                  (ii) if the Stock Election Number is less than the Stock Conversion Number, the Cash Elections shall be eliminated (each in its entirety) and converted to Stock Elections (each in its entirety) by first eliminating and converting the Cash Election which covers the smallest number of shares of Peoples Common Stock, and then eliminating and converting the Cash Election which covers the next smallest number of shares and continuing this process until the total remaining number of outstanding Peoples shares covered by Cash Elections is such that the Merger will (i) result in aggregate cash payments of no more than 35% of the total Merger Consideration (including cash payments for fractional shares and payments to dissenting shareholders), and (ii) satisfy the "continuity of interest" requirement applicable to tax-free reorganizations under the Code such that the Stock Consideration will represent at least fifty (50%) of the value of the total of the aggregate Merger Consideration plus any amounts treated as merger consideration for federal income tax purposes, including any distributions by Peoples pursuant to
                           Section 6.03(a)(iii).

                  For purposes of this Section 2.04(e), if MainSource is obligated to increase the number of shares of Peoples Common Stock to be converted into shares of MainSource Common Stock as a result of the application of the last clause of Section 2.04(d) hereof, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 2.04(e).

          (f) Notwithstanding anything to the contrary in this Section 2.04, if (i) a shareholder of Peoples certifies in writing at the time of filing a Cash Election for all of his or her shares (the "Certifying Cash Elector"), that his outstanding Peoples shares are deemed to be constructively owned by another shareholder of Peoples (the "Constructive Owner") under the provisions of Section 318(a) of the Code, (ii) the Certifying Cash Elector supplies such information in support of his certification to Peoples legal counsel as such counsel may request and such legal counsel does not disagree with the certification, and (iii) the Constructive Owner has filed a valid Cash Election, then the elections of the Certifying Cash Elector or Electors and the Constructive Owner or Owners shall be treated as a single election, and their shares shall be aggregated for purposes of determining priority for conversion into cash.

          (g) A holder of Peoples' shares that is a bank, trust company, security broker-dealer or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, security broker-dealer or nominee certifies to the satisfaction of Peoples and MainSource the names of the persons for whom it is so holding shares (the "Beneficial Owners"). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedure and allocation of shares set forth herein.

         2.05. Exchange Procedures.

          (a) Distributions by MainSource of the Merger Consideration shall be made in accordance with Section 2.04. At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

          (b)     Prior to the Effective Time, MainSource shall:

                  (i) reserve for issuance a sufficient number of shares of MainSource Common Stock to provide for payment of the aggregate Stock Consideration; and

                  (ii) have available an amount of cash sufficient to pay the aggregate Cash Consideration.

          (c)     The Election Form shall, among other things:

                  (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to MainSource;

                  (ii) be in a form and contain any other provisions as MainSource may reasonably determine; and

                  (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

                  Upon the proper surrender of the Certificates to MainSource, together with a properly completed and duly executed Election Form, the holder of such Certificates shall be entitled to receive in exchange therefore a certificate representing that number of whole shares of MainSource Common Stock that such holder has the right to receive pursuant to Section 2.04, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.04, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.02), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.05(e) hereof. Certificates so surrendered shall forthwith be canceled. MainSource shall not be entitled to vote or exercise any rights of ownership with respect to the shares of MainSource Common Stock held by it from time to time hereunder, except that it shall receive and hold, without interest, all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

          (d) No dividends or other distributions declared or made after the Effective Time with respect to MainSource Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of MainSource Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 2.05. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, that, subsequent to the Effective Time, had become payable but not paid with respect to shares of MainSource Common Stock represented by such person's Certificates.

          (e) The stock transfer books of Peoples shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Peoples of any shares of Peoples Common Stock. If, after the Effective Time, Certificates are presented to MainSource, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.05.

          (f) MainSource shall be entitled to rely upon Peoples' stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, MainSource shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (g) If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by MainSource, the posting by such person of a bond in such amount as MainSource may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, MainSource will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to
                  Section 2.04 hereof.

         2.06 Exchange Agent. Peoples and MainSource hereby appoint MainSource Bank to act as agent (the "Exchange Agent") for purposes of mailing and receiving the Election Forms, tabulating the results and distributing the Merger Consideration pursuant to the terms and conditions of this Agreement.

         2.07 No Liability. Neither MainSource, Merger Corp, nor the Exchange Agent shall be liable to any holder of Peoples Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                    SECTION 3

                                DISSENTING SHARES

         Shareholders of Peoples who properly exercise and perfect statutory dissenter's rights shall have the rights accorded to dissenting shareholders under Chapter 44 of the IBCL.

                                    SECTION 4

                    REPRESENTATIONS AND WARRANTIES OF PEOPLES

         On or prior to the date hereof, Peoples has delivered to MainSource a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 4 or to one or more of its covenants contained in Section 6; provided, that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Peoples that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined below).

         For the purpose of this Agreement, and in relation to Peoples and the Bank, a "Material Adverse Effect" means any effect that (i) is material and adverse to the financial position, results of operations or business of Peoples and the Bank taken as a whole, or (ii) would materially impair the ability of Peoples to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken with the prior written consent of MainSource and (e) changes in general level of interest rates or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry, generally.

         For the purpose of this Agreement, and in relation to Peoples and the Bank, "knowledge" means (i) the actual knowledge of any officer or director of Peoples and any other person having supervisory or management responsibilities with respect to material aspects of the operation of the business of Peoples or the Bank of a particular fact; and (ii) imputed knowledge of any officer or director of Peoples or the Bank and any other person having supervisory or management responsibilities with respect to material aspects of the operation of the business of Peoples or the Bank of a particular fact. Imputed knowledge of a particular person with respect to a particular fact means that such person would have had actual knowledge of such fact except for the fact that such person was negligent in the performance of such person's responsibilities to Peoples or the Bank.

         Accordingly, Peoples hereby represents and warrants to MainSource with respect to itself and the Bank, as its wholly-owned subsidiary, as follows:

         4.01. Organization and Authority. Peoples is a corporation duly organized and validly existing under the laws of the State of Indiana. The Bank is an Indiana state banking institution duly organized, validly existing and in good standing under the laws of the State of Indiana. Peoples and the Bank have full power and authority (corporate and otherwise) to own and lease their properties as presently owned and leased and to conduct their respective business in the manner and by the means utilized as of the date hereof. Each of Peoples and the Bank is duly qualified to do business in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it make such qualification necessary. Except as set forth in the Disclosure Schedule, Peoples' only subsidiary is the Bank and it has no other subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity. The Bank has no subsidiaries. The Bank is subject to primary regulatory supervision and examination by the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions.

         4.02. Authorization. (a) Peoples has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.02(e) and (f) hereof. As of the date hereof, Peoples is not aware of any reason why the approvals set forth in Section 8.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.02(e). This Agreement and its execution and delivery by Peoples have been duly authorized and approved by the Board of Directors of Peoples and, assuming due execution and delivery by MainSource, constitutes a valid and binding obligation of Peoples, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

         (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates Peoples' or the Bank's Articles of Incorporation or By-Laws, respectively; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Peoples or the Bank is a party or by which Peoples or the Bank is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than MainSource) or any other adverse interest, upon any right, property or asset of Peoples or the Bank which would be material to Peoples on a consolidated basis; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Peoples or the Bank is bound or with respect to which Peoples or the Bank is to perform any duties or obligations or receive any rights or benefits.

         (c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Peoples or the Bank.

         4.03. Capitalization. (a) The authorized capital stock of Peoples as of the date hereof consists, and at the Effective Time will consist, of 300,000 shares of common stock, no par value, 188,178 of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as "Peoples Common Stock"). Such issued and outstanding shares of Peoples Common Stock have been duly and validly authorized by all necessary corporate action of Peoples, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Peoples shareholder. Peoples has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Peoples Common Stock. On a consolidated basis as of September 30, 2003, Peoples had total capital of approximately $11,565,899, which consisted of common stock of $9,815,365 less treasury stock of $3,455,162, capital surplus of $0.00 and undivided profits of $5,205,696, including unrealized gains or losses on available-for-sale securities. Each share of Peoples Common Stock is entitled to one vote per share. A description of the Peoples Common Stock is contained in the Articles of Incorporation of Peoples, as amended, as set forth in the Disclosure Schedule pursuant to Section 4.04 hereof.

         (b) The authorized capital stock of the Bank as of the date hereof consists, and at the Effective Time will consist, of 300,000 shares of common stock, $10.00 par value per share, all of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as "Bank Common Stock"). Such issued and outstanding shares of the Bank Common Stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former Bank shareholder. Except as provided on the Disclosure Schedule, all of the issued and outstanding shares of common stock of the Bank are owned by Peoples free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Bank Common Stock. On a consolidated basis as of September 30, 2003, the Bank had total capital of approximately $11,626,000, which consisted of common stock of $3,000,000, capital surplus of $6,500,000 and undivided profits of $2,126,000, including unrealized gains or losses on available-for-sale securities. Each share of Bank Common Stock is entitled to one vote per share. A description of the Bank Common Stock is contained in the Articles of Association of the Bank, as amended, as set forth in the Disclosure Schedule pursuant to Section 4.04 hereof.

         (c) Except as set forth in the Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Peoples Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Peoples, by which Peoples is or may become bound. Peoples does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Peoples Common Stock.

         (d) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Bank Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of the Bank, by which the Bank is or may become bound. The Bank does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Bank Common Stock.

         (e) Except as set forth in the Disclosure Schedule, Peoples has no knowledge of any person or entity which beneficially owns 5% or more of its outstanding shares of common stock.

         4.04. Organizational Documents. The Articles of Incorporation and By-Laws of Peoples, and the Articles of Incorporation and By-Laws of the Bank, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to MainSource and are included in the Disclosure Schedule.

         4.05. Compliance with Law. (a) Neither Peoples nor the Bank has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body. Peoples and the Bank possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to MainSource at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

         (b) All agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of Peoples or the Bank which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, Peoples or the Bank, including, without limitation, all correspondence, written communications and written commitments related thereto, are set forth in the Disclosure Schedule. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Peoples or the Bank as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to Peoples or the Bank.

         (c) All of the existing offices and branches of Peoples and the Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements. The Bank has no approved but unopened offices or branches.

         4.06. Accuracy of Statements Made and Materials Provided to MainSource.
(a) No representation, warranty or other statement made, or any information provided, by Peoples or the Bank in this Agreement or the Disclosure Schedule (and any update thereto), and no written report, statement, list, certificate, materials or other information furnished or to be furnished by Peoples or Bank to MainSource through and including the Effective

Time in connection with this Agreement, the Merger contemplated hereby, or MainSource's due diligence investigation or confidential review of Peoples and the Bank or otherwise (including, without limitation, any written information which has been or shall be supplied by Peoples and the Bank with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger), contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to Peoples' shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by Peoples with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by MainSource specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

         (b) Any materials or information provided by Peoples or the Bank to MainSource for use by MainSource in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

         4.07. Litigation and Pending Proceedings. Except as set forth in the Disclosure Schedule: (a) There are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or, to the best knowledge of Peoples and the Bank, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does Peoples or the Bank have any knowledge of a basis for any such claim, action, suit, proceeding, litigation, arbitration or investigation) against Peoples and/or the Bank.

         (b) Neither Peoples nor the Bank is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the best knowledge of Peoples or the Bank, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the best knowledge of Peoples or the Bank, threatened proceeding by any government regulatory agency or authority having jurisdiction over its respective business, assets, capital, properties or operations.

         4.08. Financial Statements and Reports. Peoples has delivered to MainSource copies of the following financial statements and reports of Peoples and the Bank, including the notes thereto (collectively, the "Peoples Financial Statements"):

          (a) Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of Peoples as of and for the years ended December 31, 2002, 2001 and 2000, and as of and for the fiscal quarter ended September 30, 2003;

          (b) Consolidated Statements of Cash Flows of Peoples for the years ended December 31, 2002, 2001 and 2000;

          (c) Consolidated Statements of Changes in Financial Position of Peoples for the years ended December 31, 2002 and 2001;

          (d) Reports of Condition and Income ("Call Reports") for the Bank as of the close of business on December 31, 2002, 2001, 2000 and September 30, 2003; and

          (e) Financial Statements of Peoples on Form FRY-9SP filed with the Board of Governors of the Federal Reserve System at the close of business on December 31, 2002 and 2001.

         The Peoples Financial Statements are true, accurate and complete in all material respects and present fairly the consolidated financial position of Peoples and the Bank as of and at the dates shown and the consolidated results of operations for the periods covered thereby. The Peoples Financial Statements described in clauses (a), (b) and (c) above for completed fiscal years are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements. The Peoples Financial Statements do not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts which inclusion or omission would render any of the Peoples Financial Statements false, misleading or inaccurate in any material respect.

         4.09. Properties, Contracts, Employees and Other Agreements.

         (a) Set forth in the Disclosure Schedule are true, accurate and complete copies of the following:

                  (i) A brief description and the location of all real property owned by Peoples or the Bank and the principal buildings and structures located thereon, together with a legal description of such real property and, within thirty (30) days of the date of this Agreement a title insurance policy insuring the same and a survey drawing of each parcel of real property owned by Peoples, and each lease of real property to which Peoples or the Bank is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered;

                  (ii) All conditional sales contracts or other title retention agreements relating to Peoples or the Bank and agreements for the purchase of federal funds;

                  (iii) All agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of Peoples or the Bank which individually or in the aggregate:

                           A. involve payment or receipt by Peoples or the Bank (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits) of more than $10,000;

                           B. involve payments based on profits of Peoples or the Bank;

                           C. relate to the purchase of goods, products, supplies or services in excess of $10,000;

                           D.       were not made in the ordinary course of
                                    business; or

                           E. may not be terminated without penalty within one (1) year from the date of this Agreement; and

                  (iv) The name and current annual salary of each director, officer and employee of Peoples or the Bank whose current annual salary is in excess of $50,000, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Peoples or the Bank to or for the benefit of each such person for the year ended December 31, 2002, and any employment, severance or deferred compensation agreement or arrangement with respect to each such person.

         (b) Peoples and the Bank have, prior to the date of this Agreement, provided or given access to MainSource to the files and documentation of all borrowers of the Bank, or persons or entities that are or may become obligated to the Bank under an existing letter of credit, line of credit, loan transaction, loan agreement, promissory note or other commitment of the Bank, in excess of $10,000 individually or in the aggregate, whether in principal, interest or otherwise, and including all guarantors of such indebtedness.

         (c) Each of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 4.09 is valid and enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditor's rights. Peoples and the Bank are, and to their respective best knowledge, all other parties thereto are, in material compliance with the provisions thereof, and Peoples and the Bank are not, and to their respective best knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or provision contained therein. Except as set forth in the Disclosure Schedule, none of the foregoing requires the consent of any party to its assignment in connection with the Merger contemplated by this Agreement. Other than as disclosed pursuant to this Section 4.09, to the best knowledge of Peoples and the Bank, no circumstances exist resulting from transactions effected or to be effected, from events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in the creation of any agreement, contract, obligation, commitment, arrangement, lease or document described in or contemplated by this
Section 4.09.

         (d) Neither Peoples nor the Bank is in default under or in breach of or, to the best knowledge of Peoples, alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

         4.10. Absence of Undisclosed Liabilities. Except as provided in the Peoples Financial Statements and in the Disclosure Schedule, except for unfunded loan commitments and obligations on letters of credit to customers of the Bank made in the ordinary course of business, except for trade payables incurred in the ordinary course of Peoples' and the Bank's business (for purposes of this Section 4, all references to ordinary course of business shall be deemed to be Peoples' and the Bank's ordinary course of business), and except for the transaction contemplated by this Agreement and obligations for services rendered pursuant thereto, neither Peoples nor the Bank has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $10,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. Neither Peoples nor the Bank is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with generally accepted accounting principles.

         4.11. Title to Assets. Except as described in this Section 4.11 and the Disclosure Schedule: (a) Peoples and the Bank have good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as the Bank premises and all other real estate owned) which is reflected in the Peoples Financial Statements as of September 30, 2003; good and marketable title to all personal property reflected in the Peoples Financial Statements as of September 30, 2003, other than personal property disposed of in the ordinary course of business since September 30, 2003; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which Peoples and the Bank purports to own or which Peoples or the Bank uses in its business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in their respective businesses; and good and marketable title to all property and assets acquired and not disposed of or leased since September 30, 2003. All of such properties and assets are owned by Peoples or the Bank free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Disclosure Schedule; (ii) as specifically noted in reasonable detail in the Peoples Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to Peoples on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by Peoples or the Bank is in compliance with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by Peoples or the Bank is structurally sound, in good operating condition and has been and is being maintained and repaired in the ordinary condition of business.

         (b) With respect to all real property presently or formerly owned, leased or used by Peoples and the Bank, Peoples, the Bank and each of the prior owners, to the best of Peoples' and the Bank's respective knowledge, have conducted their respective business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, "Environmental Laws"). There are no pending or, to the best knowledge of Peoples or the Bank, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against Peoples or the Bank with respect to the Environmental Laws, and there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances or other governmental approvals are required for the conduct of the business of Peoples or the Bank or the consummation of the Merger contemplated hereby. Neither Peoples nor the Bank is the owner, and has not been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither Peoples nor the Bank has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

         4.12. Loans and Investments. (a) Except as set forth in the Disclosure Schedule, there is no loan by Peoples or the Bank in excess of $10,000 that has been classified by the Bank regulatory examiners or management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of the Bank and a list of all loans in excess of $10,000 which the Bank has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

         (b) All loans reflected in the Peoples Financial Statements as of September 30, 2003 and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2003: (i) have been made for good, valuable and adequate consideration in the ordinary course of business;
(ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that Peoples or the Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming the Bank as the secured party or mortgagee (unless by written agreement to the contrary).

         (c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Peoples Financial Statements are, in the judgment of management of the Bank, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

         (d) Except as set forth in the Disclosure Schedule, none of the investments reflected in the Peoples Financial Statements as of and for the period ended September 30, 2003 and none of the investments made by Peoples or the Bank since September 30, 2003 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Peoples or the Bank to dispose freely of such investment at any time. Neither Peoples nor the Bank is a party to any repurchase agreements with respect to securities. The liabilities of the Bank do, however, include repurchase agreements secured by government securities.

         (e) Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which the Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against the Bank.

         (f) Except as set forth in the Disclosure Schedule, and except for customer deposits and ordinary trade payables, neither Peoples nor the Bank has, nor will they have at the Effective Time, any indebtedness for borrowed money.

         4.13. Shareholder Rights Plan and Anti-takeover Mechanisms. Peoples and the Bank have taken all actions required to exempt MainSource, the Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents and the provisions of any "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations contained in the IBCL.

         4.14. Employee Benefit Plans. (a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by Peoples or the Bank, whether written or oral, in which Peoples or the Bank participates as a participating employer, to which Peoples or the Bank contributes, with respect to which Peoples or the Bank acts as administrator, trustee or fiduciary, and including any such plans which have been terminated, merged into another plan, frozen or discontinued (collectively, "Peoples Plans") except as set forth in the Disclosure Schedule:

                  (i) all such Peoples Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA, the Code, and the Department of Labor ("Department") and Treasury Regulations promulgated thereunder;

                  (ii) all Peoples Plans intended to constitute tax-qualified plans under Section 401(a) of the Code have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder, and favorable determination and/or opinion letters have been timely received from the Internal Revenue Service ("Service") with respect to each such Peoples Plan stating that each, in its current form (or at the time of its disposition if it has been terminated, merged, frozen or discontinued), is qualified under and satisfies all applicable provisions of the Code and Treasury Regulations;

                  (iii) all Peoples Plans intended to constitute tax qualified plans under Section 401(a) of the Code have received favorable opinion letters from the Service with respect to "GUST" (as defined in Section 2 of Rev. Proc. 2002-6), and the document has been amended by the adoption of a "good faith EGTRRA amendment" as that phrase is defined in IRS Notice 2001-42, and Peoples is not aware of any circumstances likely to result in revocation of any such favorable opinion letter;

                  (iv) except as set forth on the Disclosure Schedule, no Peoples Plan (or its related trust) holds any stock or other securities of Peoples or any related or affiliated person or entity;

                  (v) neither Peoples nor the Bank has any liability to the Department or the Service with respect to any Peoples Plan;

                  (vi) Peoples has not engaged in any transaction that may subject Peoples or the Bank, or any Peoples Plan, to a civil penalty imposed by Section 502 of ERISA;

                  (vii) no prohibited transaction (as defined in Section 406 of ERISA or as defined in Section 4975(c) of the
                           Code) has occurred with respect to any Peoples Plan;

                  (viii) each Peoples Plan subject to ERISA or intended to be qualified under Section 401(a) of the Code has been and, if applicable, is being operated in all material respects in accordance with the applicable provisions of ERISA and the Code and the Department and Treasury Regulations promulgated thereunder;

                  (ix) no participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any Peoples Plan or has been misled as to his or her rights under any Peoples Plan;

                  (x) all obligations required to be performed by Peoples or the Bank under any provision of any Peoples Plan have been performed by them in all material respects and they are not in default under or in violation of any provision of any Peoples Plan;

                  (xi) no event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA under any Peoples Plan;

                  (xii) there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to the best knowledge of Peoples and the Bank, threatened, against Peoples, Bank, any Peoples Plan or the assets of any Peoples Plan;

                  (xiii) with respect to any Peoples Plan sponsored, participated in or contributed to by Peoples or the Bank, or with respect to which Peoples or the Bank is responsible for complying with the reporting and disclosure requirements of ERISA or the Code, there has been no violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed;

                  (xiv) with respect to any Peoples Plan there has been no breach of the fiduciary provisions of ERISA and there is no known outstanding fiduciary liability; and

                  (xv) any Peoples Plan may be terminated at any time and this right has always been maintained by Peoples and the Bank.

         (b) With regard to any Peoples Plan intended to be qualified under
Section 401(a) of the Code, no director, officer, employee or agent of Peoples or the Bank has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, the Service could revoke or deny that plan's qualification under Section 401(a) of the Code or the exemption under
Section 501(a) of the Code for any trust related to such Plan.

         (c) Peoples has provided to MainSource true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable (including all plans and programs which have been terminated):

                  (i) pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans and, if required under the reporting and disclosure requirements of ERISA, all amendments thereto and all summary plan descriptions thereof (including any modifications thereto);

                  (ii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining agreements, arrangements or understandings;

                  (iii) all executive and other incentive compensation plans, programs and agreements;

                  (iv) all group insurance and health insurance contracts, policies or plans;

                  (v) all other incentive, welfare or employee benefits plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by Peoples or the Bank for its current or former directors, officers or employees; and

                  (vi) all reports filed with the Service or Department of Labor within the preceding three years by Peoples or the Bank with respect to any Peoples Plan.

         (d) Except as set forth on the Disclosure Schedule, no current or former director, officer or employee of Peoples or the Bank (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with Peoples, except that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code if they pay the cost of such coverage pursuant to the applicable requirements of that plan or of the Code with respect thereto, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long term or short term disability plan maintained by Peoples or the Bank.

         (e) No Peoples Plan is, and neither Peoples nor the Bank has any liability with respect to any plan that is (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a pension plan subject to Section 302 of ERISA or Section 412 of the Code, or (iii) a multi-employer pension plan (as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA).

         (f) With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by Peoples or the Bank, in which Peoples or the Bank participates as a participating employer or to which Peoples or the Bank contributes, no director, officer, employee or agent of Peoples or the Bank has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Peoples or the Bank under Code Section 4980B(a). With respect to all such plans, all applicable provisions of Section 4980B of the Code and Section 601 of ERISA have been complied with in all material respects by Peoples and Bank.

         (g) Except as otherwise provided in the Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon Peoples or the Bank and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other person.

         (h) Except as otherwise provided in the Disclosure Schedule, no Voluntary Employees' Beneficiary Association ("VEBA") as defined in Code Section 501(c)(9) is sponsored or maintained by Peoples or the Bank.

         (i) Except as otherwise provided in the Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated as a result of the transactions contemplated by the terms of this Agreement.

         4.15. Obligations to Employees. All accrued obligations and liabilities of and all payments by Peoples and the Bank, and all Peoples Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by Peoples and the Bank in accordance with generally accepted accounting principles and applicable law applied on a consistent basis and actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including, without limitation, vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by Peoples or Bank for its current or former directors, officers, employees and agents, including, without limitation, all liabilities and obligations to the Peoples Plans (as defined in Section 4.14(a) hereof). All obligations and liabilities of Peoples and the Bank, whether arising by operation of law, by contract or by past custom or practice, for all other forms of compensation which are or may be payable to their current or former directors, officers, employees or agents or to any Peoples Plan have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Peoples and the Bank in accordance with generally accepted accounting and actuarial principles applied on a consistent basis. All accruals and reserves referred to in this Section 4.15 are correctly and accurately reflected and accounted for in all material respects in the Peoples Financial Statements and the books, statements and records of Peoples and the Bank.

         4.16. Taxes, Returns and Reports. Except as set forth in the Disclosure Schedule, Peoples has since January 1, 1997 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with generally accepted accounting principles for all taxes, assessments and other governmental charges due or claimed to be due upon it and the Bank or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Peoples has established, and shall establish in the Subsequent Peoples Financial Statements, in accordance with generally accepted accounting principles, a reserve for taxes in the Peoples Financial Statements adequate to cover all of Peoples' and the Bank's tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Peoples nor the Bank has, nor will either of them have, any liability for taxes of any nature for or with respect to the operation of their respective businesses, including the business of any subsidiary, or ownership of their assets, including the assets of any subsidiary, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Peoples Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of Peoples. Neither Peoples nor the

Bank is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of Peoples have been audited by any taxing authority during the past five (5) years.

         4.17. Deposit Insurance. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and Peoples and the Bank have paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

         4.18. Insurance. Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Peoples or the Bank on the date hereof or with respect to which Peoples or the Bank pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to MainSource prior to the date hereof.

         4.19. Books and Records. The books and records of Peoples and the Bank are complete and correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Peoples and the Bank set forth in the Peoples Financial Statements.

         4.20. Broker's, Finder's or Other Fees. Except for reasonable fees and expenses of Peoples' attorneys, accountants and investment bankers, all of which shall be paid by Peoples prior to the Effective Time, no agent, broker or other person acting on behalf of Peoples or the Bank or under any authority of Peoples or the Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

         4.21. Disclosure Schedule and Documents. All written data, documents, materials and information referred to in this Agreement and delivered by Peoples or the Bank pursuant to or in connection with the Disclosure Schedule are true, accurate and complete in all material respects as of the date hereof and with respect to such items delivered subsequent to the date hereof or with any update to the Disclosure Schedule, will be true, accurate and complete in all material respects on the date of delivery thereof.

         4.22. Interim Events. Except as otherwise permitted hereunder, since September 30, 2003, neither Peoples nor the Bank has:

                  (a) Suffered any changes having an adverse impact on the financial condition, results of operations, business, assets or capital of Peoples or the Bank in excess of $5,000 individually or in the aggregate;

                  (b) Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $5,000 individually or in the aggregate;

                  (c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 6.03(a)(iii) hereof;

                  (d) Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

                  (e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of Peoples or the Bank except pursuant to the express terms thereof;

                  (f) Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

                  (g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

                  (h) Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

                  (i) Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

                  (j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Peoples or the Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

                  (k) Except as set forth in the Disclosure Schedule, canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

                  (l) Entered into any transaction, contract or commitment other than in the ordinary course of business;

                  (m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

                  (n) Conducted its business in any manner other than substantially as it was being conducted through September 30, 2003.

         4.23. Regulatory Filings. All filings with all federal and state regulatory agencies were and will be true, accurate and complete as of the dates of the filings and have been complied or will comply in all respects as to form with the applicable requirements and prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis, and no such filing contained or will contain any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in light of the circumstances under which they were made, not false or misleading.

         4.24. Contracts. Neither Peoples nor the Bank is in default under or in breach of or, to the best knowledge of Peoples or the Bank, alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

         4.25. No Third Party Options. Except as set forth in the Disclosure Schedule, there are no agreements, options, commitments or rights with, of or to any third party to acquire any shares of capital stock or assets of Peoples or the Bank.

         4.26. Indemnification Agreements. (a) Neither Peoples nor the Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of Peoples and the Articles of Incorporation and By-Laws of the Bank.

         (b) No claims have been made against or filed with Peoples or the Bank nor have, to the best knowledge of Peoples and Bank, any claims been threatened against Peoples or the Bank, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Peoples or the Bank.

         4.27. Shareholder Approval. The affirmative vote of the holders of a majority of the Peoples Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders) is required for shareholder approval of this Agreement and the Merger.

         4.28. Trust Administration. The Bank has properly administered all accounts for which it acts as a fiduciary or agent, custodian, personal representative, guardian, conservator or investment adviser in accordance with the terms of the governing documents and applicable state and federal law. Neither Peoples, the Bank nor any director, officer or employee of Peoples or the Bank acting on behalf of the Bank has committed any breach of trust with regard to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account.

         4.29. Absence of Changes. Since September 30, 2003, there has not been any change in the financial condition, the results of operations or the business of Peoples or the Bank.

         4.30. Opinion of Financial Advisor. The Board of Directors of Peoples, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by a reputable financial advisor that the terms of the Merger are fair to the shareholders of Peoples from a financial point of view.

         4.31. Representations and Warranties at the Effective Time. All representations and warranties of Peoples and the Bank contained herein shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

         4.32. Nonsurvival of Representations and Warranties. The representations and warranties of Peoples and Bank contained in this Agreement shall expire at the Effective Time, and thereafter Peoples and Bank, and all directors, officers and employees of Peoples and Bank shall have no further liability with respect thereto, except for fraud or for false or misleading statements made intentionally or knowingly in connection with such representations and warranties or except as otherwise provided by law, whether statutory, common law or otherwise.

         4.33. Qualification as a Reorganization. With respect to the integrated plan of reorganization by and among the parties, MainSource has agreed to cause the Upstream Merger of Peoples with and into MainSource to be effectuated immediately following the Merger. As such, neither Peoples nor the Bank or affiliate has taken, agreed to take or failed to take any action, or knows of any fact or circumstance, that could prevent the transactions from qualifying as a "reorganization" under Section 368(a)(1)(A) of the Code.


                                    SECTION 5

                  REPRESENTATIONS AND WARRANTIES OF MAINSOURCE

         For the purpose of this Agreement, and in relation to MainSource and its subsidiaries, a Material Adverse Effect on MainSource means any effect that
(i) is material and adverse to the financial position, results of operations or business of MainSource and its subsidiaries taken as a whole, or (ii) would materially impair the ability of MainSource to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on MainSource shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, and (d) changes in general level of interest rate or conditions or circumstances that affect the banking industry generally.

         Accordingly, MainSource represents and warrants to Peoples as follows:

         5.01. Organization and Authority. Each of MainSource and its subsidiaries is an entity duly organized and validly existing under the laws of its applicable state or country. MainSource and its subsidiaries have full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Each of MainSource and its subsidiaries is duly qualified to do business in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it make such qualification necessary.

         5.02. Authorization. MainSource and Merger Corp have the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.01(d), (e) and (f) hereof. This Agreement and its execution and delivery by MainSource and Merger Corp have been duly authorized by the Board of Directors of MainSource and Merger Corp, respectively. Assuming due execution and delivery of Peoples, this Agreement constitutes a valid and binding obligation of MainSource and Merger Corp, subject to the conditions precedent set forth in Section 8.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

         (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of MainSource or any of its subsidiaries; (ii) conflicts with or violates in any material respect any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; or (iii) conflicts with, results in a breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, contract, lease, agreement, arrangement, commitment or other instrument to which MainSource is subject or bound and which is material to MainSource on a consolidated basis.

         (c) Other than in connection or in compliance with applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for the consummation by MainSource of the Merger contemplated by this Agreement.

         5.03. Capitalization. (a) The authorized capital stock of MainSource as of the date hereof consists, and at the Effective Time will consist, of 25,000,000 shares of common stock, no par value, 6,729,256 of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as "MainSource Common Stock"). Such issued and outstanding shares of MainSource Common Stock have been duly and validly authorized by all necessary corporate action of MainSource, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former MainSource shareholder. MainSource has no capital stock authorized, issued or outstanding other than as described in this Section 5.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of MainSource Common Stock, except for approximately 337,000 shares of MainSource Common Stock to be issued in connection with a stock dividend on January 9, 2004. On a consolidated basis as of September 30, 2003, MainSource had total capital of approximately $101,910,000, which consisted of common stock of $3,414,000, capital surplus of $40,819,000 and undivided profits of $57,677,000, including unrealized gains or losses on available-for-sale securities. Each share of MainSource Common Stock is entitled to one vote per share.

         (b) Except as set forth on the Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of MainSource Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of MainSource, by which MainSource is or may become bound. MainSource does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of MainSource Common Stock.

         5.04. Litigation and Pending Proceedings. There are no claims, actions, suits, proceedings, investigations, mediations or arbitrations pending or, to the best knowledge of MainSource by the officers of MainSource, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does MainSource have any knowledge of a basis for any claim, action, suit, proceeding, litigation, investigation or arbitration) against, by or affecting MainSource which would reasonably be expected to prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

         5.05. Accuracy of Statements Made and Materials Provided to Peoples. No representation, warranty or other statement made, or any information provided, by MainSource in this Agreement, and no written report, statement, list, certificate, materials or other information furnished or to be furnished by MainSource to Peoples through and including the Effective Time in connection with this Agreement or the Merger contemplated hereby, contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed to Peoples' shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

         5.06. MainSource Securities and Exchange Commission Filings. MainSource has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including MainSource's Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. All such Securities and Exchange Commission filings were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

         5.07. Representations and Warranties at the Effective Time. All representations and warranties of MainSource contained herein shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

         5.08. Nonsurvival of Representations and Warranties. The representations and warranties of MainSource contained in this Agreement shall expire at the Effective Time and, thereafter, neither MainSource nor its directors, officers and employees shall have any further liability with respect thereto, except for fraud or for false or misleading statements made intentionally or knowingly in connection with such representations and warranties or except as otherwise provided by law, whether statutory, common law or otherwise.

         5.09. Shareholder Approval. Approval by MainSource's shareholders of the Merger or any other actions contemplated by this Agreement is not required.

         5.10. Compliance with Law. (a) Neither MainSource nor any of its subsidiaries has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body.

         (b) All agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of MainSource or its subsidiaries which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, MainSource or its subsidiaries, including, without limitation, all correspondence, communications and commitments related thereto, are set forth in the Disclosure Schedule. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body, cited in any examination report of MainSource or its subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to MainSource or its subsidiaries.

         (c) All of the existing offices and branches of MainSource or its subsidiaries have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements. MainSource has no approved but unopened offices or branches.

         5.11. Absence of Changes. Since September 30, 2003, there has not been any change in the financial condition, the results of operations or the business of MainSource or its subsidiaries.

         5.12. Broker's, Finder's or Other Fees. Except for reasonable fees and expenses of MainSource's attorneys, accountants and investment bankers, all of which shall be paid by MainSource prior to the Effective Time, no agent, broker or other person acting on behalf of MainSource or its subsidiaries or under any authority of MainSource or its subsidiaries is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

         5.13. Qualification as a Reorganization. With respect to the integrated plan of reorganization by and among the parties, MainSource has agreed to cause the Upstream Merger of Peoples with and into MainSource to be effectuated immediately following the Merger. As such, neither MainSource nor any subsidiary or affiliate has taken, agreed to take or failed to take any action, or knows of any fact or circumstance, that could prevent the transactions from qualifying as a "reorganization" under Section 368(a)(1)(A) of the Code.

         5.14. Employee Benefit Plan Liability. MainSource does not have any material employee benefit plan liability or other material off-balance sheet liability.

         5.15. Taxes, Returns and Reports. Except as set forth in the Disclosure Schedule, MainSource has since January 1, 1997 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with generally accepted accounting principles for all taxes, assessments and other governmental charges due or claimed to be due upon it and any of its subsidiaries or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force).

         5.16. Merger Corp. Merger Corp is a newly formed wholly owned subsidiary corporation of MainSource and was formed solely for the purpose of acquiring the assets and liabilities of Peoples pursuant to the Merger and the Upstream Merger.


                                    SECTION 6

                              COVENANTS OF PEOPLES

         Peoples covenants and agrees with MainSource as follows:

         6.01. Shareholder Approval. Peoples will submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Peoples at the earliest possible reasonable date. Subject to Section 6.06 hereof, the Board of Directors of Peoples shall recommend to Peoples' shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from Peoples' shareholders.

         6.02. Other Approvals. (a) Peoples shall proceed expeditiously, cooperate fully and use its best efforts to assist MainSource in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

         (b) Peoples will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Disclosure Schedule and designated therein as material.

         (c) Any materials or information provided by Peoples or the Bank to MainSource for use by MainSource in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

         6.03. Conduct of Business. (a) Except as set forth in the Disclosure Schedule, on and after the date of this Agreement and until the Effective Time or until this Agreement will be terminated as herein provided, Peoples will not, without the prior written consent of MainSource:

                  (i) make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification);

                  (ii) authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 4.03 hereof;

                  (iii) distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; provided, however, that Peoples may make a pre-closing distribution to its shareholders in an amount equal to the excess equity above $8,462,000. Excess equity of Peoples shall be calculated after Peoples and the Bank provide for the following four items:

                           (x) Maintaining the allowance for loan losses at $1,531,000 or 1.84% of total gross loans outstanding, whichever is greater. For purposes of these calculations, any additional charges-offs or additional provisions for the allowances for loan losses related to a change in the status or condition of Peoples' commercial credits with balances greater than $100,000 shall be excluded;

                           (y) Any payment made by Peoples in connection with the termination of those certain Revenue Neutral Agreements, as contemplated by Section 8.01(l) hereof, that certain 1987 life insurance policy covering the life of Thomas J. Long, as contemplated in Section 6.03(a)(xi) hereof and the termination or transfer of that certain life insurance policy covering the life of Carol Barnhart Loehr, as contemplated by Section 6.03(a)(xi); and;

                           (z) The payment of all fees and expenses of Peoples' attorneys, accountants and investment bankers as contemplated in
                                    Section 4.20 of this Agreement.

                  (iv)     redeem any of its outstanding shares of common stock;

                  (v) merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

                  (vi) purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio;

                  (vii) make any loan or commitment to lend money, issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

                  (viii) except for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $10,000 individually or $25,000 in the aggregate;

                  (ix) make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Peoples or the Bank to dispose freely of such investment at any time; subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings and except for pledges or liens required to be granted in connection with acceptance by Peoples of government deposits;

                  (x) promote to a new position or increase the rate of compensation (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Peoples or the Bank, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Peoples or the Bank. It is understood and agreed that the directors shall receive, during 2004, in addition to normal 2004 Board of Directors' fees, a retainer fee, paid in accordance with normal past practices, but prorated through the anticipated Closing Date of this transaction as set forth in Section 11 hereof. Should the Closing, by agreement of the parties, occur at a later date, the appropriate additional prorated retainer amount for the time period of Board service from the anticipated Closing Date through the date of Closing shall be paid to the directors on or before the date of Closing;

                  (xi) execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of Peoples or the Bank; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing.

                                    Notwithstanding the foregoing, it is
                                    understood and agreed that Tom Long has
                                    collaterally assigned certain death benefits to the Bank associated with that certain 1987 life insurance policy which Mr. Long owns and that such assignment shall have been terminated on an arms' length basis on or before the date of Closing.

                                    It is also understood and agreed that each of Peoples and the Bank owns certain life insurance policies insuring the lives of Gary Hilderbrand, Carol Barnhart Loehr, Larry Carr and Tom Long and that the premiums on such policies have been fully paid. Furthermore, the parties agree that MainSource shall, or shall cause the Bank, post-Closing, to retain such policies for the life of the insured and to maintain in effect for the applicable period those certain Split Dollar Life Insurance Agreements dated April 29, 1999, (as they may be amended prior to the Closing Date, consistent with the terms of this Agreement), with accompanying endorsements (considered together, the "Split Dollar Agreement") with each of the named individuals.

                                    Pursuant to the endorsements appended to such agreements, MainSource, or the Bank, as applicable, shall be entitled to the greater of the (i) cash surrender value of the policy or (ii) the aggregate premiums paid on the Policy by the Company less any outstanding indebtedness to the insurer, while the individuals' respective named beneficiaries will receive the net death benefit associated with such respective policy as set forth in Sections 1 and 2 of the applicable Split Dollar Agreement. It is understood that neither MainSource nor the Bank shall owe any additional premiums with respect to the insurance policies underlying the Split Dollar Agreements. It is also understood that the insureds shall continue to receive, as long as the Split Dollar Agreements are in effect, a Form W-2 that includes the resulting imputed income to the individual.

                                    It is also understood and agreed that
                                    Peoples owns a life insurance policy
                                    insuring the life of Carol Barnhart Loehr, for which Peoples has been paying annual premiums and that such policy shall be either terminated on an arms' length basis or transferred to Carol Barnhart Loehr on or before the date of Closing.

                                    Notwithstanding the foregoing, Peoples shall terminate those certain Revenue Neutral Agreements, dated April 1, 1999, as described in Section 8.01(l) hereof.

                                    Notwithstanding the foregoing, Peoples may make any amendments to the Peoples Plans required by law, rule, regulation, the Service or the Department of Labor; and

                  (xii) PROMOTE TO A NEW POSITION OR INCREASE THE RATE OF COMPENSATION (EXCEPT FOR PROMOTIONS AND COMPENSATION INCREASES IN THE ORDINARY COURSE OF BUSINESS AND IN ACCORDANCE WITH PAST PRACTICES), OR ENTER INTO ANY AGREEMENT TO PROMOTE TO A NEW POSITION OR INCREASE THE RATE OF COMPENSATION, OF ANY DIRECTOR, OFFICER OR EMPLOYEE OF PEOPLES OR THE BANK.

                  (xiii) amend, modify or restate Peoples' or the Bank's respective organizational documents from those in effect on the date of this Agreement and as delivered to MainSource hereunder;

                  (xiv) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets, of Peoples or the Bank, or enter into any agreement or commitment relative to the foregoing;

                  (xv) fail to maintain Peoples' or the Bank's reserve for loan losses at the greater of either $1,531,000 or 1.84% of total gross loans outstanding; provided, however, that such amounts will be increased to the extent necessary to adequately reserve for those credits with a principal balance greater than $100,000 set forth on Schedule 6.03(a)(xvii) of the Disclosure Schedule;

                  (xvi) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

                  (xvii) issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of Peoples or the Bank;

                  (xviii) except for obligations disclosed within this Agreement or the Disclosure Statement, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the Peoples Financial Statements or the Subsequent Peoples Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $10,000;

                  (xix) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

                  (xx) pay or commit to pay any management or consulting or other similar type of fees; or

                  (xxi) enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 6.03(a)(vii) hereof and legal, accounting and fees related to the Merger) requiring payments by Peoples which exceed $10,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

         (b) Peoples shall maintain, or cause to be maintained, in full force and effect, insurance on its and the Bank's assets, properties and operations, fidelity coverage and directors' and officers' liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by Peoples and/or the Bank as of the date of this Agreement.


         (c) Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Peoples shall: (a) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (b) use commercially reasonable best efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons having business dealings with it; (c) maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted, and maintain insurance upon such properties and assets in amounts and kinds comparable to that in effect on the date of this Agreement; (d) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; (e) maintain a rating of at least two (2) from its latest safety and soundness and compliance examination; (f) maintain a CRA rating of satisfactory; and (g) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound which would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, assets, or capital of Peoples.

         (d) Restrictions Regarding Affiliates. Peoples shall, within thirty
(30) days after the date of this Agreement and promptly thereafter until the Effective Time to reflect any changes, provide MainSource with a list identifying each person who may be deemed to be an affiliate of Peoples for purposes of Rule 145 under the Securities Act of 1933 (the "1933 Act"). On or prior to the date of this Agreement, and thereafter as may be required for a person who may be deemed an affiliate of Peoples following the date of this Agreement, Peoples shall obtain from each director, executive officer and other person who may be deemed to be such an affiliate of Peoples to deliver to MainSource on or prior to the Effective Time a written agreement, substantially in the form as attached hereto as Exhibit B.

         (e) Other Negotiations. (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of MainSource, neither Peoples nor the Bank shall permit nor authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Peoples or the Bank or to which Peoples or the Bank may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions").

         (b) Peoples shall promptly communicate to MainSource the terms of any proposal or offer which Peoples or the Bank may receive with respect to an Acquisition Transaction. Peoples or the Bank may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understandings, in each case, only if Peoples' Board of Directors determines in good faith by majority vote, after consultation with its financial advisors and outside legal counsel, that failing to take such action would be a breach of the fiduciary duties of Peoples' Board of Directors in connection with seeking an Acquisition Transaction.

         (c) In the event Peoples' Board of Directors, after consultation with its financial advisors and outside legal counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement and the Merger to Peoples' shareholders for their approval, then in submitting this Agreement to the shareholders at the meeting of shareholders, Peoples may submit this Agreement without recommendation of approval, in which case the Board of Directors may communicate the basis for its lack of a recommendation of approval to the shareholders in the proxy statement or an appropriate amendment or supplement thereto to the extent required by law.

         (d) This Section 6.06 shall not authorize Peoples or the Bank, or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

         (f) Press Releases. Peoples will not issue any press or news releases or make any other public announcements or disclosures relating to the Merger without the prior consent of MainSource or MainSource following delivery of a final copy of such press or news release, which consent shall not be unreasonably withheld.

         (g) Disclosure Schedule Update. Peoples shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Peoples contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Disclosure Schedule unless MainSource shall have first consented in writing with respect thereto.

         (h) Information, Access Thereto, Confidentiality. MainSource and its representatives and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of Peoples. MainSource and its representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of Peoples and the Bank and of its financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of Peoples. Upon request, Peoples will furnish MainSource or its representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by MainSource which has been or is developed by Peoples, its auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by Peoples of any claim of attorney-client privilege), and will permit MainSource or its representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for Peoples, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to MainSource or its representatives or agents. No investigation by MainSource shall affect the representations and warranties made by Peoples herein. Any confidential information or trade secrets received by MainSource or its representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by MainSource or, at Peoples' request, returned to Peoples in the event this Agreement is terminated as provided in Section 9 hereof. This Section 6.09 will not require the disclosure of any information to MainSource which would be prohibited by law. The ability of MainSource to consult with any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated hereby) shall not be limited by this Agreement in any way, provided that any such tax advisor is otherwise subject to and is bound by this Section 6.09. Notwithstanding anything herein to the contrary (other than the preceding sentence), except as reasonably necessary to comply with applicable securities laws, MainSource (and each employee, representative or agent of MainSource) may disclose to any and all persons, without limitation of any kind, the tax treatment (as defined in Treas. Reg. Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to MainSource relating to such tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this sentence shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and MainSource shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein. The immediately preceding sentence shall not be effective until the earliest of (a) the date of the public announcement of discussions relating to any of the transactions contemplated hereby, (b) the date of the public announcement of any of the transactions contemplated hereby or (c) the date of the execution of an agreement, with or without conditions, to enter into any of the transactions contemplated hereby.

         (i) Subsequent Peoples Financial Statements. As soon as reasonably available after the date of this Agreement, Peoples will deliver to MainSource any additional audited financial statements which have been prepared on its behalf or at its direction, the monthly unaudited consolidated balance sheets and profit and loss statements of Peoples prepared for its internal use, the Bank's Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, "Subsequent Peoples Financial Statements"). The Subsequent Peoples Financial Statements will be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented. The Subsequent Peoples Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

         (j) Break-up Fee. (a) Peoples hereby acknowledges and agrees that MainSource has committed and will commit substantial time, effort, resources and expenses, and will forgo other acquisition opportunities, in pursuing the Merger. Peoples further agrees that it shall pay to MainSource a break-up fee in the amount of Five Hundred Thousand Dollars ($500,000), plus out-of-pocket expenses up to an amount of Two Hundred Thousand Dollars ($200,000) (collectively, the "Break-up Fee"), in the event that:

                  (i) MainSource terminates this Agreement pursuant to Sections 9.01(b)(i), 9.01(b)(ii), 9.01(b)(iv), or
                           9.01(b)(v) hereof; or

                  (ii) The Board of Directors of Peoples fails to recommend to shareholders of Peoples that such shareholders should approve this Agreement and the Merger; or

                  (iii) The Board of Directors of Peoples withdraws, modifies or conditions its recommendation to shareholders of Peoples to approve this Agreement and the Merger or is silent with respect to the approval of this Agreement and the Merger; or

                  (iv) Peoples approves, enters into or executes a definitive agreement, letter of intent (whether binding or non-binding), term sheet or understanding relating to an Acquisition Transaction with a party other than MainSource or an affiliate of MainSource; or

                  (v) Peoples terminates this Agreement pursuant to Section 9.01(c)(iv) hereof.

         (b) The Break-up Fee shall be paid to MainSource within thirty (30) days of the occurrence of any of the events specified in Section 6.11(a) hereof. If the Break-up Fee is not immediately paid as provided, then MainSource shall be entitled to recover interest at the highest prime rate set forth in The Wall Street Journal (Midwest Edition) under the section entitled "Money Rates" on the unpaid amount of the Break-up Fee from the time the Break-up Fee is due until paid-in-full, together with all costs of collection thereof, including reasonable attorneys' fees and expenses.

         (c) MainSource and Peoples hereby acknowledge and agree that the Break-up Fee shall compensate MainSource for (i) the value of the lost business opportunity which would have inured to MainSource if the Merger had been consummated, (ii) expenses incurred for attorneys, accountants, financial advisors and consultants of MainSource in developing the Merger and drafting this Agreement, (iii) MainSource's management time and expense in investigating, analyzing, developing and pursuing the Merger, (iv) expenses relating to MainSource's due diligence efforts and (v) the value of the acquisition opportunities lost by MainSource in pursuing the Merger instead of other acquisitions. Peoples further acknowledges and agrees that the amount of the Break-up Fee is fair, reasonable and not a penalty and that its obligation to pay the Break-up Fee shall survive any termination of this Agreement by MainSource. MainSource further acknowledges that the Break-up Fee constitutes MainSource's sole and complete remedy for a termination of this Agreement under the circumstances enumerated in this Section 6.11.

         (k) Peoples Employee Benefit Plans. After the Effective Time, in the discretion of MainSource, the employee benefit plans sponsored by Peoples will be disposed of in a legal manner and at a time ("Disposition Date") to be determined by MainSource.

         (a) Profit Sharing/401(k) Plan. On and after the date of this Agreement, and until the applicable Disposition Date or until this Agreement shall be terminated as herein provided:

                  (i) Peoples shall continue to sponsor, maintain and administer the Peoples Trust Company Retirement Savings Plan (the "401(k) Plan") in accordance with its terms and conditions, as set forth in its plan and trust document as of the date of this Agreement, and in accordance with applicable law;

                  (ii) Peoples or the Bank shall continue to fund all employee and employer contributions to the 401(k) Plan which are required during this time period, and may continue to fund any discretionary employer contributions in amounts not in excess of the discretionary employer contributions previously made by Peoples or the Bank to the 401(k) Plan;

                  (iii) neither Peoples nor the Bank shall amend, or cause an amendment of, the 401(k) Plan without the prior written consent of MainSource, except for any amendment which is necessary to maintain the qualification of the 401(k) Plan and its related employee benefit trust for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively, or as otherwise required by law, regulations, the Service or the Department of Labor;

                  (iv) Peoples and the Bank shall not terminate the appointment of any fiduciary as defined in ERISA with respect to the 401(k) Plan without the prior written consent of MainSource, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and

                  (v) neither Peoples nor the Bank shall terminate, or cause the termination of, any agreement with any service provider providing services to the 401(k) Plan as of the date of this Agreement without the prior written consent of MainSource, except for any termination attributable to a breach by such service provider of its service agreement.

         (b) Welfare Plans. On and after the date of this Agreement, and until the applicable Disposition Date or until this Agreement shall be terminated as herein provided:

                  (i) Peoples or the Bank shall continue to sponsor, maintain and administer the Indiana Financial Institution Group Health Insurance Plan, the Sun Life of Canada Life Plan, the Indiana Financial Institution Group Life and Accidental Death and Dismemberment Insurance Plan, the CNA Accidental Death Insurance Plan, the Sun Life of Canada Long Term Disability Insurance Plan, and the Indiana Financial Institution Group Short Term Disability Insurance Plan (collectively, the "Welfare Plans") in accordance with their respective terms and conditions, as set forth in the applicable plan document and/or policy of insurance, as of the date of this Agreement, and in accordance with applicable law;

                  (ii) Peoples and the Bank shall continue to pay all insurance premiums and other costs necessary to continue the Welfare Plans and their related insurance policy or policies without interruption or lapse which accrue during this time period;

                  (iii) neither Peoples nor the Bank shall amend, or cause an amendment of, the Welfare Plans without the prior written consent of MainSource, except for any amendment which is otherwise required by law, regulations, the Service or the Department of Labor;

                  (iv) neither Peoples nor the Bank shall reduce, or cause a reduction of, the portion of the total cost of the Welfare Plans which covered employees and beneficiaries are required by Peoples and the Bank to pay as of the date of this Agreement, without the prior written consent of MainSource ;

                  (v) Peoples and the Bank shall not terminate the appointment of any fiduciary as defined in ERISA with respect to the Welfare Plans without the prior written consent of MainSource , except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and

                  (vi) neither Peoples nor the Bank shall terminate, or cause the termination of, any agreement with any insurer or service provider providing insurance or other services to the Welfare Plans as of the date of this Agreement without the prior written consent of MainSource, except for any termination attributable to a breach by such service provider of its service agreement.

         (c) Section 125 Cafeteria Plan. On and after the date of this Agreement, and until the applicable Disposition Date or until this Agreement shall be terminated as herein provided:

                  (i) Peoples or the Bank shall continue to sponsor, maintain and administer, and shall continue to pay eligible claims presented for payment under, the Indiana Financial Institution Group Cafeteria Plan (the "Cafeteria Plan") in accordance with its terms and conditions, as set forth in its plan document and/or related policies of insurance, as of the date of this Agreement, and in accordance with applicable law;

                  (ii) Peoples and the Bank shall continue to fund all salary reduction contributions to the Cafeteria Plan which accrue during this time period;

                  (iii) neither Peoples nor the Bank shall amend, or cause an amendment of, the Cafeteria Plan without the prior written consent of MainSource, except for any amendment which is necessary to maintain the qualification of the Cafeteria Plan under Section 125 of the Code or as otherwise required by law, regulations, the Service or the Department of Labor;

                  (iv) Peoples and the Bank shall not terminate the appointment of any fiduciary as defined in ERISA with respect to those portions of the Cafeteria Plan which constitute an employee welfare benefit plan as defined in ERISA without the prior written consent on MainSource, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and

                  (v) neither Peoples nor the Bank shall terminate, or cause the termination of, any agreement with any service provider or insurer providing insurance or other services to the Cafeteria Plan as of the date of this Agreement without the prior written consent of MainSource, except for any termination attributable to a breach by such service provider of its service agreement.

         (d) On and after the date of this Agreement, and until the applicable Disposition Date or until this Agreement shall be terminated as herein provided, Peoples and the Bank shall continue to sponsor, maintain and administer all supplemental retirement programs, nonqualified deferred compensation programs and any other similar benefit programs or plans.

         (l) Employee Benefits. Neither the terms of this Agreement nor the provision of any employee benefits by MainSource to employees of Peoples or the Bank will: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Peoples or the Bank; or (b) prohibit or restrict MainSource, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time; provided such change, amendment or termination does not affect the qualified status of such employee's benefits or violate applicable law or regulation.

         (m) Environmental Reports. If requested by MainSource, Peoples and the Bank will cooperate with an environmental consulting firm designated by MainSource in connection with the conduct, at Peoples' expense, by such firm of a phase one environmental investigation on all real property owned or leased by Peoples as of the date of this Agreement, and any real property acquired or leased by Peoples after the date of this Agreement. In the event MainSource requests a phase two environmental investigation on any real property owned or leased by Peoples as of the date of this Agreement or acquired or leased by Peoples after the date of this Agreement, Peoples will cooperate with the environmental firm designated by MainSource, at MainSource's expense, in connection with the conduct by such firm of a phase two environmental investigation.

         (n) Reports. Promptly upon its becoming available, Peoples shall furnish to MainSource one (1) copy of each financial statement, report, notice, or proxy statement sent by Peoples to its any Governmental

Authority or to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by Peoples with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which Peoples is a party. For purposes of this provision, "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over Peoples, the Bank or any of Peoples' or the Bank's respective businesses, operations or properties.

         (o) Adverse Actions. Peoples shall not (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the standard set out in the second paragraph to Section 4, in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Section 8 not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.


                                    SECTION 7

                             COVENANTS OF MAINSOURCE

         MainSource covenants and agrees with Peoples as follows:

         7.01. Approvals. (a) MainSource shall have primary responsibility for the preparation, filing and costs of all bank holding company and bank regulatory applications required for consummation of the Merger, and shall file such applications as promptly as practicable and in the most expeditious manner practicable, and in any event, within thirty (30) days after the execution of this Agreement. MainSource shall provide to Peoples' counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. MainSource shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to MainSource, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

         7.02. SEC Registration. (a) MainSource shall file with the SEC as promptly as practicable and in the most expeditious manner practicable, and in any event, within forty-five (45) days after the execution of this Agreement, a Registration Statement on an appropriate form under the 1933 Act covering the shares of MainSource Common Stock to be issued pursuant to this Agreement and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement". The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to MainSource and Peoples, prepared for use in connection with the meeting of shareholders of Peoples referred to in Section 6.01 hereof, all in accordance with the rules and regulations of the SEC. MainSource shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of MainSource common stock.

         7.03. Press Releases. Except as required by law, MainSource shall not issue any press releases or make any other public announcements or disclosures relating primarily to Peoples with respect to the Merger without the prior consent of Peoples, which consent shall not be unreasonably withheld.

         7.04. Employee Benefit Plans.

         (a) Following the Effective Time, at a time to be determined by MainSource in its sole discretion, MainSource will make available to the officers and employees of Peoples and the Bank who continue as employees of Peoples and the Bank or any subsidiary of MainSource after the Effective Time, subject to Section 7.04(b) hereof, substantially the same employee benefits on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees. Peoples' employees will receive full credit for prior service with Peoples for purposes of eligibility, vesting and period of service requirement.

         (b) Neither the terms of this Section 7.04 nor the provision of any employee benefits by MainSource or any of its subsidiaries to employees of Peoples or the Bank shall:

                  (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Peoples or the Bank; or

                  (ii) prohibit or restrict MainSource or the Bank, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time, provided such change, amendment or termination does not affect the qualified status of such employee benefits or violate applicable law or regulations.

         7.05. Adverse Actions. MainSource shall not (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the standard set out in the second paragraph to Section 5, in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Section 8 not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

         7.06. Employment of Peoples' Employees. After the Effective Time, in the event that MainSource eliminates a position, other than any position held by Gary Hilderbrand or Carol Barnhart Loehr, and no alternative employment with comparable level of responsibility and pay is offered to that individual, MainSource shall negotiate a severance payment to that individual based on the individual's length of service and level of responsibility with Peoples and MainSource.

         7.07. Tax Returns.

         (a) Tax Periods Ending on or Before Closing Date. MainSource shall prepare or cause to be prepared and file or cause to be filed all tax returns for Peoples and its subsidiaries for all periods ending on or prior to the date of Closing which are filed after the date of Closing ("Pre-Closing Tax Returns"). MainSource shall permit Sallee & Company, Inc., as representative of the shareholders of Peoples (the "Representative") to review and comment on each such Pre-Closing Tax Return and MainSource shall make or cause to be made such revisions to such Pre-Closing Tax Returns as are reasonably requested by the Representative.

         (b) Cooperation on Tax Matters. MainSource and Peoples shall cooperate fully, as and to the extent reasonably requested by the Representative, in connection with the filing of Pre-Closing Tax Returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. MainSource and Peoples agree (i) to retain all books and records with respect to tax matters pertinent to Peoples and its subsidiaries relating to any taxable period beginning before the date of Closing until expiration of the statute of limitations (and, to the extent notified by the Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Representative so requests, MainSource shall allow the Representative to take possession of such books and records. Representative shall be entitled to engage attorneys and/or accountants to assist the Representative in its review and comment on the Pre-Closing Tax Returns. The Representative shall pay all reasonable costs and expenses incurred by Representative in connection with such review and comment.


                                    SECTION 8

                       CONDITIONS PRECEDENT TO THE MERGER

         8.01. MainSource. The obligation of MainSource to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by
MainSource:

         (a) Representations and Warranties at Effective Time. Each of the representations and warranties of Peoples with respect to itself and the Bank contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time; provided that no representation or warranty of Peoples shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of Peoples, has had or would result in a Material Adverse Effect on Peoples.

         (b) Covenants. Each of the covenants and agreements of Peoples shall, subject to the standard set out in the second and third paragraphs to Section 4, have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

         (c) Deliveries at Closing. MainSource shall, subject to the standard set out in the second and third paragraphs to Section 4, have received from Peoples at the Closing the items and documents, in form and content reasonably satisfactory to MainSource, set forth in Section 11.02(b) hereof.

         (d) Registration Statement Effective. MainSource shall have registered its shares of common stock to be issued to shareholders of Peoples in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

         (e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of MainSource reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on MainSource or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that MainSource would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

         (f) Shareholder Approval. The shareholders of Peoples shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.

         (g) Officers' Certificate. Peoples shall have delivered to MainSource a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) to the effect set out in Section 8.01(a) that the representations and warranties of Peoples contained in Section 4 are true, accurate and correct in all material respects on and as of the Effective Time;
(ii) all the covenants of Peoples have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Peoples has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

         (h) Tax Opinion. The Board of Directors of MainSource shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content satisfactory to MainSource, to the effect that the integrated plan of reorganization constituted by the Merger to be effected pursuant to this Agreement and the Upstream Merger will constitute a tax-free reorganization under the Code hereof to each party hereto. In rendering such opinion, counsel may require and rely upon customary representation letters of MainSource and Peoples and rely upon customary assumptions.

         (i) Fairness Opinion. Peoples' investment banker shall have issued (as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to the shareholders of Peoples) its fairness opinion stating that the Merger Consideration relating to the Merger is fair to the shareholders of Peoples from a financial point of view.

         (j) Employment Agreements. Larry J. Carr and Thomas J. Long shall each have entered into an employment agreement with Peoples Trust Company and a severance agreement with MainSource, effective as of the Closing Date, in substantially the forms attached hereto as Exhibits C and D for the employment agreements and Exhibits E and F for the severance agreements.

         (k) Voting Agreements. On or before the special meeting of shareholders of Peoples, MainSource shall have received a voting agreement , in the form attached hereto as Exhibit G, executed by each of those shareholders of the Company identified on Schedule 8.02(k), each of whom is a director of Peoples.

         (l) Revenue Neutral Agreements. Effective as of the dates set forth below, each Revenue Neutral Agreement ("RNA") to which Peoples is a party shall have been frozen and terminated, pursuant to an amendment to each such RNA executed by the parties thereto, which amendments shall be reviewed and approved by MainSource and its counsel. The amendment to each RNA shall also provide that the amounts set forth below shall be paid to affected individuals as of the applicable dates, in lieu of any other benefit payments provided for in the RNAs and as full payment of such benefits:

                  (i) Gary Hilderbrand - At his election, Gary Hilderbrand's RNA shall be frozen and terminated, either as of December 31, 2003 or as of the Closing Date. If his RNA is terminated as of December 31, 2003, Peoples shall pay to Mr. Hilderbrand the lump-sum amount of $121,311. If his RNA is terminated as of the Closing Date, Peoples shall pay to Mr. Hilderbrand, in a lump sum, the amount as shall have been accrued by Peoples through the Closing Date, based upon calculations of Clark Consulting.

                  (ii) Carol Barnhart Loehr - At her election, Carol Barnhart Loehr's RNA shall be frozen and terminated either as of December 31, 2003 or as of the Closing Date. If her RNA is terminated as of December 31, 2003, Peoples shall pay to Ms. Barnhart the lump sum amount of $103,938. If her RNA is terminated as of the Closing Date, Peoples shall pay to Ms. Barnhart, in a lump sum, the amount as shall have been accrued by Peoples through the Closing Date, based upon calculations of Clark Consulting.

                  (iii) Larry Carr and Tom Long - Larry Carr's and Tom Long's RNAs shall be frozen and terminated as of the Closing Date. Peoples shall pay to each of Messrs. Carr and Long, respectively, in a lump sum, the amounts as shall have been accrued by Peoples through the Closing Date, based upon calculations of Clark Consulting.

         8.02. Peoples. The obligation of Peoples to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Peoples:

         (a) Representations and Warranties at Effective Time. Each of the representations and warranties of MainSource contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time; provided that no representation or warranty of MainSource shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of MainSource, has had or would result in a Material Adverse Effect on MainSource.

         (b) Covenants. Each of the covenants and agreements of MainSource shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

         (c) Deliveries at Closing. Peoples shall, subject to the standard set out in the first paragraph to Section 5, have received from MainSource at the Closing the items and documents, in form and content reasonably satisfactory to Peoples, listed in Section 11.02(a) hereof.

         (d) Registration Statement Effective. MainSource shall have registered its shares of common stock to be issued to shareholders of Peoples in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the MainSource and no stop order shall have been issued or threatened.

         (e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of Peoples reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Peoples would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

         (f) Shareholder Approval. The shareholders of Peoples shall have approved and adopted this Agreement as required by applicable law and Peoples' Articles of Incorporation.

         (g) Officers' Certificate. MainSource shall have delivered to Peoples a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) to the effect set out in Section 8.01(a) that the representations and warranties of MainSource contained in
Section 5 are true, accurate and correct in all material respects on and as of the Effective Time; (ii) all the covenants of MainSource have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) MainSource has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

         (h) Fairness Opinion. Peoples' investment banker shall have issued (as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to the shareholders of Peoples) its fairness opinion stating that the Merger Consideration relating to the Merger is fair to the shareholders of Peoples from a financial point of view; provided, however, that this condition precedent is effective only in the event that MainSource waives its condition precedent in Section 8.



                                    SECTION 9

                              TERMINATION OF MERGER

         9.01. Manner of Termination. This Agreement and the Merger may be terminated at any time prior to the Effective Time by written notice delivered by MainSource to Peoples, or by Peoples to MainSource, as follows:

         (a)      By MainSource or Peoples, if:

                  (i) the Merger contemplated by this Agreement has not been consummated by May 31, 2004, if the Registration Statement filed by MainSource with the Securities and Exchange Commission (the "SEC") is not subject to the SEC's review, or June 30, 2004, if the Registration Statement filed by MainSource with the SEC is subject to the SEC's review; provided, however, that a party hereto in willful breach of or willful default hereunder shall have no right to terminate this Agreement pursuant to this
                           Section 9.01(a)(i); or

                  (ii) the Agreement and the Merger are not approved by the requisite vote of the shareholders of Peoples at the Special Meeting of Shareholders of Peoples; or

                  (iii) the respective Boards of Directors of MainSource and Peoples mutually agree to terminate this Agreement.

         (b)      By MainSource if:

                  (i) at any time prior to the Effective Time, MainSource's Board of Directors so determines, in the event of either

                           (A) a breach by Peoples of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Peoples of such breach; provided, that a breach under this clause (A) would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect; provided, however, that any such cure may not result in a Material Adverse Effect and Sections 4.03 and 4.06(b) hereof are not subject to cure; or

                           (B) a breach by Peoples of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Peoples of such breach; provided that a breach under this clause (B) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect; provided, however, that any such cure may not result in a Material Adverse Effect; or

                  (ii) it shall reasonably determine that the Merger contemplated by this Agreement has become impracticable by reason of commencement or threat of any claim, litigation or proceeding against MainSource, Peoples, the Bank, or any subsidiary of MainSource, or any director or officer of any of such entities relating to this Agreement or the Merger; or

                  (iii) there has been a Material Adverse Effect in the business, assets, capitalization, financial condition or results of operations of Peoples and the Bank, taken as a whole, as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

                  (iv) Peoples' Board of Directors submits, or intends to submit, this Agreement to the shareholders without recommending the approval of this Agreement; or

                  (v) Peoples fulfills the requirements of Section 6.01 hereof but the shareholders of Peoples do not approve and adopt the Merger and this Agreement; or

                  (vi) in the event that Peoples to maintain a composite rating of at least two (2) from its latest safety and soundness and compliance examination, or fails to maintain a CRA rating of satisfactory or better; or

                  (vii) in the event that Peoples does not provide title insurance policies and survey drawings for each parcel of real property owned by Peoples within thirty (30) days of the date of this Agreement as provided in Section 4.09(a)(i) hereof; provided, however, that Peoples may have five (5) days to provide any policies or surveys not previously provided to MainSource after receiving written notice to Peoples of any deficiency.


         (c)      By Peoples, if:

                  (i) at any time prior to the Effective Time, Peoples' Board of Directors so determines, in the event of either

                           (A) a breach by MainSource of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to MainSource of such breach; or

                           (B) a breach by MainSource of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to MainSource of such breach; provided that a breach under this clause (B) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect on MainSource; provided, however, that any such cure may not result in a Material Adverse Effect on MainSource; or

                  (ii) there has been a Material Adverse Effect in the financial condition, results of operations, business, assets or capitalization of MainSource on a consolidated basis as of the Effective Time, as compared to that in existence on September 30, 2003; or

                  (iii) it shall reasonably determine that the Merger contemplated by this Agreement have become impracticable by reason of commencement or threat of any material claim, litigation or proceeding against MainSource (A) relating to this Agreement or the Merger or (B) which is likely to have a Material Adverse Effect on MainSource; or

                  (iv) Peoples fulfills the requirements of Section 6.01 hereof but the shareholders of Peoples do not approve and adopt the Merger and this Agreement.

         9.02. Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of MainSource or Peoples and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the confidentiality provisions of this Agreement set forth in Section 6.09 hereof; and (ii) the payment of expenses set forth in Section 12.11 hereof, provided, however, that termination will not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination; and (iii) the payment of the Break-up Fee as provided by Section 6.11 hereof. The obligation to pay the Break-up Fee in accordance with Section 6.11 hereof will survive any termination of this Agreement.

                                   SECTION 10

                          EFFECTIVE TIME OF THE MERGER

         Upon the terms and subject to the conditions specified in this Agreement, the Merger will become effective at the close of business on the day and at the time specified in the Articles of Merger of Merger Corp and Peoples as filed with the Indiana Secretary of State (the "Effective Time"). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the fifth business day immediately following the date on which the last of the conditions set forth in Section 8 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing, but subject to the delivery at the Closing of such certificates, opinions and other instruments and documents) is fulfilled or waived following
(a) the fulfillment of all conditions precedent to the Merger set forth in
Section 8 of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger, and in no event will the Effective Time occur later than May 31, 2004, if the Registration Statement filed by MainSource with the SEC is not subject to the SEC's review, or June 30, 2004, if the Registration Statement filed by MainSource with the SEC is subject to the SEC's review.

                                   SECTION 11

                                     CLOSING

         11.01. Closing Date and Place. So long as all conditions precedent set forth in Section 8 hereof have been satisfied and fulfilled, the closing of the Merger (the "Closing") will take place on the Effective Time at a location to be reasonably determined by MainSource.

         11.02. Deliveries. (a) At the Closing, MainSource will deliver to Peoples the following:

                  (i) the officers' certificate contemplated by Section 8.02(g) hereof;

                  (ii) copies of all approvals by government regulatory agencies necessary to consummate the Merger;

                  (iii) copies of the resolutions of the Board of Directors of MainSource certified by the Secretary of MainSource and Merger Corp, respectively, relative to the approval of this Agreement and the Merger;

                  (iv) such other documents as Peoples or its legal counsel may reasonably requests; and

                  (v) an opinion of its legal counsel in the form attached as Exhibit H and dated as of the Effective Time.

         (b) At the Closing, Peoples will deliver to MainSource the following:

                  (i) the officers' certificate contemplated by Section 8.01(g) hereof;

                  (ii) a list of Peoples' shareholders as of the Effective Time certified by the President and Secretary of Peoples;

                  (iii) copies of the resolutions adopted by the Board of Directors and shareholders of Peoples certified by the Secretary of Peoples relative to the approval of this Agreement and the Merger;

                  (iv) such other documents as MainSource or its legal counsel may reasonably request;

                  (v) an opinion of its legal counsel in the form attached hereto as Exhibit I and dated as of the Effective Time;

                  (vi) the fairness opinion required by Sections 8.01(i) and 8.02(h) hereof;

                  (vii) the affiliate agreements required by Section 6.05 hereof;

                  (viii) documentation, subject to MainSource's approval, which shall not be unreasonably withheld, evidencing the termination of the following agreements: t) that certain Right of First Refusal Agreement, dated as of July 15, 1999, by and among W.T. Hilderbrand, Gary C. Hilderbrand, Carol H. Barnhart, Peoples Financial Corp. and Stone City Bancshares, Inc. (or an amendment sufficient to remove the stock of Peoples from the coverage under such agreement); (u) that certain Shareholders' Agreement, dated as of December 22, 2000, by and among Peoples Financial Corp. and its shareholders; (v) that certain Employment Agreement, dated March 7, 2003, by and between Larry
                           J. Carr and Peoples Trust Company; and (w) that certain Employment Agreement, dated March 7, 2003, by and between Thomas J. Long and Peoples Trust Company; and (x) that certain 1987 life insurance policy covering the life of Thomas J. Long; (y) those certain Revenue Neutral Agreements, dated April, 1999 as contemplated in Section 8.01(l) hereof; and (z) that certain life insurance policy covering the life of Carol Barnhart Loehr (or documentation evidencing the transfer of such policy to Carol Barnhart Loehr); and

                  (ix)     the employment and severance agreements required by
                           Section 8.01(j) hereof.

                                   SECTION 12

                                  MISCELLANEOUS

         12.01. Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto;. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other persons.

         12.02. Waiver; Amendment. (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

         (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

         12.03. Notices. All notices, requests and other communications hereunder will be in writing (which will include telecopier communication) and will be deemed to have been duly given if delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

         If to MainSource or Merger Corp:                   with a copy to (which will not
                                                            constitute notice):

         MainSource Financial Group, Inc.                   Krieg DeVault LLP
         201 North Broadway                                 One Indiana Square, Suite 2800
         Greensburg, Indiana  47240                         Indianapolis, Indiana 46204-2017
         ATTN:  Donald A. Benziger, Senior Vice President   ATTN:  John W. Tanselle
                  and Chief Financial Officer               Telephone:  (317) 238-6216
         Telephone: (812) 663-0157                          Fax:  (317) 636-1507
         Fax: (812) 663-4812


         If to Peoples:                                     with a copy to (which will not
                                                            constitute notice):

         Peoples Financial Corp.                            Jenkens & Gilchrist
         2253 East State Road 54                            1445 Ross Avenue, Suite 3200, Dallas, Texas
         Linton, Indiana  47411                             75202
         ATTN: Larry J. Carr                                ATTN:  Carolyn V. Kelly
         Telephone: (812) 847-6056                          Telephone:  (214) 855-4397
         Fax: (812) 847-6049                                Fax:  (214) 855-4300


or such substituted address or person as any of them have given to the other in writing. All such notices, requests or other communications will be effective:
(a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

         12.04. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

         12.05. Severability. In case any one or more of the provisions contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         12.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same instrument.

         12.07. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Decatur County, Indiana or the United States District Court for the Southern District of Indiana - Indianapolis Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts.

         12.08. Indemnification.

                  (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Peoples and its subsidiaries as provided in their respective articles of incorporation or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of Peoples and its subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of three (3) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time.

                  (b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Peoples or any of its subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Peoples or any of its subsidiaries or their respective predecessors or
                           (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

                  (c) For three (3) years after the Effective Time, MainSource shall maintain in effect Peoples' current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Peoples' directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable to Peoples' directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that MainSource may substitute therefor policies of its subsidiaries (including self insurance) containing terms with respect to coverage and amount no less favorable to such directors or officers.

                  (d) MainSource shall cause any successor, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section. The provisions of this Section shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives.

         12.09. Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein. Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         12.10. Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter MainSource, Merger Corp, Peoples, and all the respective directors, officers and employees of MainSource, Merger Corp and Peoples will have no further liability with respect thereto, except for fraud or for false or misleading statements made intentionally and knowingly in connection with such representations, warranties and covenants or except as otherwise provided by law, whether statutory, common law or otherwise. The covenants contained in Sections 6.09 (regarding confidentiality), 9.02, 12.07, 12.09, 12.10 and 12.11 shall survive termination of this Agreement. The covenants contained in Sections 6.09 (regarding confidentiality), 7.06, 12.07, 12.08, 12.09, 12.10 and 12.11 shall survive the Effective Time.

         12.11. Expenses. Each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

         12.12. Certain References. (a) Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" will mean any day except Saturday and Sunday when MainSource Bank, in Greensburg, Indiana, a wholly-owned subsidiary of MainSource, is open for the transaction of business.

         (b) References contained herein to the knowledge of any of the parties hereto shall refer to the actual knowledge of directors, executive officers and key employees of such party or parties, as the case may be.

         12.13. Disclosure Schedules. The Disclosure Schedules attached hereto are intended to be and hereby are specifically made a part of this Agreement.



                                     ******

         IN WITNESS WHEREOF, MainSource, Merger Corp and Peoples have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.


                                       MAINSOURCE FINANCIAL GROUP, INC.



                                       By: /s/ James L. Saner, Sr.
                                           ------------------------------------
                                           James L. Saner, Sr., President and
                                           Chief Executive Officer


                                       PEOPLES HOLDINGS, INC.


                                       By: /s/ James L. Saner, Sr.
                                           ------------------------------------
                                           James L. Saner, Sr, President and
                                           Chief Executive Officer


                                       PEOPLES FINANCIAL CORP.



                                       By: /s/ Gary C. Hildebrand
                                           ------------------------------------
                                           Gary C. Hilderbrand, Chairman